UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Orbsat Corp

(Name of Registrant As Specified in Charter)

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Orbsat Corp

18851 NE 29th Avenue, Suite 700, Aventura, FL 33180

(305)-560-5355

NOTICE OF ACTION BY WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

We are furnishing this notice and the accompanying information statement (the “Information Statement”) to the holders of shares of common stock, par value $0.0001 per share (“Common Stock”) of Orbsat Corp (the “Company”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, and under Section 78.2055 of the Nevada Revised Statutes (the “NRS”) in connection with the approval by written consent of the holders of a majority of the issued and outstanding shares of Common Stock (the “Written Consent”) to approve the following:

The authorization of a reverse stock split at a ratio of (i) no less than 1-for-2 shares of Common Stock, and (ii) no more than 1-for-5 shares of Common Stock, the exact ratio to be determined in the sole discretion of the Board of Directors, at any time before August 31, 2021 (the “Reverse Split Action”).

The NRS statutes and the Company’s bylaws permit holders of a majority of the voting power to take stockholder action by written consent. Accordingly, the Company will not hold a meeting of its stockholders to consider or vote on this Reverse Split Action as described in this Information Statement.

We encourage you to read the attached Information Statement carefully, including the exhibits, for further information regarding these actions. In accordance with Rule 14c-2 promulgated under the Exchange Act, the approval of the action described herein by the holders of a majority of the voting power of the Company will be deemed ratified and effective at a date that is at least 20 days after the date this Information Statement has been mailed or furnished to our stockholders.

THIS IS NOT A NOTICE OF A MEETING OF OUR STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Exchange Act.

By Order of the Board of Directors,

/s/ David Phipps
David Phipps, Chairman, CEO

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WE ARE NOT ASKING YOU FOR A PROXYAND YOU ARE REQUESTED NOT TO SEND US A PROXY

Orbsat Corp

18851 NE 29th Avenue, Suite 700, Aventura, FL 33180

(305)-560-5355

INFORMATION STATEMENT AND NOTICE OF ACTIONS TAKEN

BY WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS

General Information

This Information Statement is being furnished to the holders of shares of common stock, par value $0.0001 per share (“Common Stock”) of Orbsat Corp in connection with the action by written consent of the holders of a majority of our issued and outstanding shares of Common Stock taken without a meeting to approve the actions described in this Information Statement. In this Information Statement, all references to “the Company,” “we,” “us” or “our” refer to Orbsat Corp. We are mailing this Information Statement to our stockholders of record as of March 11, 2021 (the “Record Date”) on or about March 24, 2021.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions described herein will not become effective until 20 calendar days following the date on which this Information Statement is first mailed to our stockholders.

The entire cost of furnishing this Information Statement will be borne by the Company.

Actions by Consenting Stockholders

On February 19, 2021, the Board of Directors (the “Board”) of the Company unanimously adopted an amendment to the Company’s Articles of Incorporation (the “Articles of Incorporation”) to effect a reverse stock split at a ratio of (i) no less than 1-for-2 shares of Common Stock, and (ii) no more than 1-for-5 shares of Common Stock, the exact ratio to be determined in the sole discretion of the Board of Directors, at any time before August 31, 2021 (the “Reverse Split Action”).

This information statement is being provided to the stockholders of the Company, in connection with our prior receipt of approval by written consent, in lieu of a special meeting, of the holders of a majority of our common stock authorizing the Reverse Split Action. Our Board of Directors has obtained (by written consent) the approval of the Company’s stockholders who, in the aggregate, own 2,686,337 shares of Common Stock, or 63.5% of the outstanding shares of Common Stock of the Company prior to the Reverse Split Action. The approval by the stockholders will not become effective until 20 days from the date of mailing of this Information Statement to our stockholders.

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The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will only deliver one Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or holders sharing an address to which multiple copies are now delivered, upon written or oral request to the following address:

Orbsat Corp

18851 NE 29th Avenue, Suite 700

Aventura, FL 33180

Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting the Company at the address listed above.

The elimination of the need for a special meeting of the shareholders to approve the Amendment is authorized by the NRS Section 78.320. This Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. According to Section 78.390, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company’s Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company, our Board voted to utilize the written consent of the majority stockholders of the Company.

The date on which this Information Statement was first sent to the shareholders is on, or about March 24, 2021. The record date established by the Company for purposes of determining the number of outstanding shares of the Company was March 11, 2021 (the “Record Date”).

Security Ownership of Certain Owners and Management

The following tables sets forth, as of March 4, 2021, the number of and percent of the Company’s common stock beneficially owned by: (1) all directors, naming them; (2) our named executive officers; (3) our directors and executive officers as a group, without naming them; and (4) persons or groups known by us to own beneficially 5% or more of our voting securities.

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Amount and Nature of Beneficial Ownership

	Common Stock (1)
Name and Address of Beneficial Owner (2)	Number of Shares		Percent
Directors and Executive Officers
David Phipps	1,868,285	(3)	30.2%
Hector Delgado	77,444	(4)	1.3%
Thomas Seifert	265,112	(5)	4.3%
Directors and Executive Officers as a Group (3 persons)	2,210,841	(6)	35.8%

5% Stockholders(2):
Scott Dols	617,080	(7)	9.9%
JD Chestnut Realty LLC	616,378	(7)	9.9%
Joe Don Setina Family LP	617,082	(7)	9.9%
Shapiro Consulting LLC	413,537	(7)	6.7%
5% Stockholders as a Group (5 persons)	2,264,077	(7)	36.4%

(1) A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from March 4, 2021 upon the exercise of options, warrants or other convertible securities.

(2) Unless otherwise indicated in the footnotes, the address of the beneficial owners is c/o Orbsat Corp., 18851 N.E. 29th Ave., Suite 700, Aventura, Florida 33180.

(3) Represents (i) 359,952 shares of common stock, and (ii) 1,508,333 shares of common stock issuable upon exercise of options.

(4) Represents (i) 21,800 shares of common stock, and (ii) 55,644 shares of common stock issuable upon exercise of options.

(5) Represents (i) 112 shares of common stock, and (ii) 265,000 shares of common stock issuable upon exercise of options.

(6) Represents (i) 381,864 shares of common stock, and (ii) 28,977 shares of common stock issuable upon exercise of options.

(7) Represents shares of common stock, and no shares of common stock issuable upon exercise of options.

Purpose of the Reverse Stock Split Action

Our shares of Common Stock are currently being quoted on the OTCQB Marketplace (the “OTCQB”) under the symbol “OSAT”. The Company intends to seek the listing of its securities on the Nasdaq Capital Market (“Nasdaq”) and has filed its initial listing application with Nasdaq. The Board’s objective in approving the Reverse Stock Action was to facilitate the listing of our common stock on Nasdaq, and more specifically, to comply with the minimum bid price initial listing requirement of $4.00 per share. The Reverse Split Action will not take place until the Board takes further action to approve the specific ratio for the Reverse Split Action.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of 1-for-2, 1-for-3, 1-for-4 or 1-for-5, as determined by the Board in its sole discretion, prior to August 31, 2021. The Board also has discretion to delay or not to implement the reverse stock split. In determining the reverse stock split ratio, our Board will consider numerous factors, including then prevailing market conditions, etc., but primarily to ensure the Company’s meeting the initial listing requirements for listing of our commons stock on Nasdaq. The shareholder approval of this action allows the Board to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give our Board the flexibility to determine the most favorable ratio to advance the Company’s listing objectives.

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Principal Effects of the Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of the Company’s common stock by reclassifying and combining all of such shares into a proportionately smaller number of shares. For example, if our Board decides to implement a 1-for-5 reverse stock split of our shares, then a stockholder holding 10,000 shares before the reverse stock split would instead hold 2,000 shares immediately after the reverse stock split. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholders’ percentage ownership interests in our company or proportionate voting power, except for minor adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares. No fractional shares will be issued in connection with the reverse stock split. Instead, we will issue one full share of the post-reverse stock split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the process.

The principal effect of the reverse stock split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 6,177,203 shares as of the Record Date to a number of shares between and including one-half to one-fifth that amount, as the case may be based on the ratio for the reverse stock split as determined by our Board, and (ii) all outstanding options and warrants entitling the holders thereof to purchase shares will enable such holders to purchase, upon exercise of their options or warrants, as applicable, between and including one-half and one-fifth of the number of shares which such holders would have been able to purchase upon exercise of their options or warrants, as applicable, immediately preceding the reverse stock split at an exercise price equal to between and including two to five times the exercise price specified before the reverse stock split, resulting in essentially the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split, as the case may be based on the ratio for the reverse stock split as determined by our Board.

With the exception of the number of shares of Common Stock outstanding, the rights and preferences of shares of our Common Stock subsequent to the Reverse Split Action will remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business will materially change as a result of the Reverse Split Action.

The Reverse Split Action will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our Company, except to the extent that the Reverse Split Action results in any of our stockholders owning a fractional share, for which they will instead be issued one full share of the post-reverse stock split common stock.

The following table, which is for illustrative purposes only, illustrates the effects of the reverse stock split at certain exchange ratios within the foregoing range, without giving effect to any adjustments for fractional shares of common stock, on our outstanding shares of common stock and authorized shares of capital stock as of record date.

	Before	After Reverse
	Reverse	Stock Split
	Stock Split	1-for-2	1-for-3	1-for-4	1-for-5
C/ Stock Authorized	50,000,000	same	same	same	same
C/Stock Outstanding	6,177,203	3,088,602	2,059,068	1,544,301	1,235,441

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The amendment will not change the terms of our common shares. Our new shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares now authorized. The shares issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act of. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

The Reverse Split Action may cause an increase in the market price of our Common Stock, but we cannot predict the actual effect of the Reverse Split Action on the market price. If the market price of our Common Stock does increase, it may not increase in proportion to the reduction in the number of shares outstanding as a result of the Reverse Split Action. Furthermore, the Reverse Split Action may not lead to a sustained increase in the market price of our Common Stock. The market price of our Common Stock may also change as a result of other unrelated factors, including our operating performance and other factors related to our business, as well as general market conditions.

The reverse stock split will have no effect on the number of authorized but unissued shares of common stock.

Accounting Matters

The Reverse Split Action will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Split Action the stated par value capital on our balance sheet attributable to our Common Stock will be reduced and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

Potential Anti-Takeover and Dilutive Effects

The purpose of the reverse stock split is not to establish any barriers to a change of control or acquisition of the Company. However, because this proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of our common shares as compared to the outstanding shares of our common shares and could, under certain circumstances, have an anti-takeover effect. Common shares that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. Our Board is not aware of any attempt to take control of our business and has not considered the reverse stock split to be a tool to be utilized as a type of anti-takeover device. We currently have no plans, proposals or arrangements to issue any shares of common stock that would become newly available for issuance as a result of the reverse stock split. In addition, if we do issue additional common shares, the issuance could have a dilutive effect on earnings per share and the book or market value of the outstanding common shares, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in the Company. Holders of common shares are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

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Certain Risks Associated with the Reverse Stock Split

The following risks associated with the implementation of the reverse stock split:

● Although we expect that the reverse stock split will result in an increase in the market price of our shares, we cannot assure you that the reverse stock split, if implemented, will increase the market price of our shares in proportion to the reduction in the number of outstanding shares or result in a permanent increase in the market price. The effect the reverse stock split may have upon the market price of our shares cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our shares is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of our shares after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our shares following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

● The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

● While our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common shares may not necessarily improve.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If implemented by the Board before August 31, 2021, the reverse stock split would become effective at such time when we file an amendment to our Articles of Incorporation reflecting the reverse split ratio chosen by the Board. Upon the filing of the amendment, all the old common shares will be converted into new common shares as set forth in the amendment.

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As soon as practicable after the effective time of the reverse stock split, shareholders will be notified that the reverse stock split has been effected. If you hold shares in a book-entry form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split with instructions on how to exchange your shares. After you submit your completed transmittal letter, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the reverse stock split indicating the number of post-reverse stock split shares you hold. Some stockholders hold their common shares in certificate form or a combination of certificate and book-entry form. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a shareholder holding pre-split shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares for a statement of holding. When you submit your certificate representing the pre-split shares of our shares, your post-split shares of our common shares will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so. Beginning on the effective time of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Instead, we will issue one full share of the post-reverse stock split share to any stockholder who would have been entitled to receive a fractional share as a result of the process. Each common stockholder will hold the same percentage of the outstanding common stock immediately following the reverse stock split as that stockholder did immediately prior to the reverse stock split, except for minor adjustment due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

No Dissenter’s Rights

Under the Nevada laws, our shareholders are not entitled to dissenter’s rights with respect to the reverse stock split and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following description of federal income tax consequences of the Reverse Split Action is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the Reverse Split Action. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split Action. We believe, however, that because the Reverse Split Action is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the Reverse Split Action will have the federal income tax effects described below:

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● The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares will equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares will be the same as the holding period for the pre-split shares exchanged. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange will also be held as a capital asset.

● As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders will be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares will result in any gain or loss recognition by stockholders.

● Our Company should not recognize gain or loss as a result of the Reverse Split Action.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as stockholders, none of our officers, directors or any of their respective affiliates has any interest in the Reverse Split Action.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

Some banks, brokers and other nominee record holders participate in the practice of “householding” proxy statements, annual reports and information statements. This means that only one copy of this Information Statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of this Information Statement to any stockholder upon written or oral request. To make such a request, please contact us Orbsat Corp, 18851 NE 29th Avenue, Suite 700, Aventura, FL 33180, (305)-560-5355, Attn: David Phipps, CEO. Any stockholder who wants to receive separate copies of our proxy statement, annual report and information statements in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his or her bank, broker, or other nominee record holder, or he or she may contact us at the above address and phone number.

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PROPOSALS BY SECURITY HOLDERS

No security holder has asked the Company to include any proposal in this Information Statement.

Conclusion

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the Reverse Split Action. Your consent to the Amendment is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

By Order of the Board of Directors,

/s/ David Phipps
David Phipps, Chairman, CEO

Date: March 19, 2021

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